FILED PURSUANT TO RULE 424(B)(7)

REGISTRATION NO.: 333-275452

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 15, 2023)

FENNEC PHARMACEUTICALS INC.

Up to 760,456 of Common Shares

This prospectus supplement and the accompanying prospectus relates to the possible resale of up to 760,456 of our common shares, no par value per share, from time to time in one or more offerings by the selling stockholder named herein.

The common shares offered for resale by the selling stockholder under this prospectus supplement are issuable upon the potential conversion of a $5 million senior secured floating rate convertible note held by the selling stockholder (the “Third Closing Note” and, together with the other convertible notes issued to the selling stockholder under the SPA, the “Convertible Notes”). The Third Closing Note was issued pursuant to that certain Securities Purchase Agreement, dated August 1, 2022, between us and the selling stockholder, as amended by that certain First Amendment to the Securities Purchase Agreement, dated December 4, 2023 (collectively, the “SPA”). The SPA grants the selling stockholder certain customary registration rights, pursuant to which we filed this prospectus supplement. Pursuant to the registration rights provisions of the SPA, the number of common shares offered for resale under this prospectus supplement is calculated based on 120% of the total number of common shares issuable upon the conversion in full of the original principal amount of the Third Closing Note.

The registration of these common shares does not necessarily mean that the selling stockholder will sell any common shares or that the Third Closing Note will be converted into common shares. We are not offering for sale any shares of our common stock pursuant to this prospectus supplement and we will not receive any proceeds from the resale of the shares of our common stock offered by this prospectus supplement.

The selling stockholder may offer and sell the common shares covered by this prospectus supplement in a number of different ways and at varying prices. See the section entitled “Plan of Distribution” on page S-7 of this prospectus supplement for additional information.

Our common shares are listed on the Nasdaq Capital Market under the symbol “FENC” and on the Toronto Stock Exchange under the symbol “FRX.” On March 12, 2024, the last reported sale price of our common shares on The Nasdaq Capital Market was $9.72 per share.

Investing in our common shares involves a high degree of risk. Before buying any common shares, you should carefully consider the risks that we have described in “Risk Factors” beginning on page S-3 of this prospectus supplement, as well as those described in our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No common shares distributed under this prospectus supplement will be offered or sold in Canada, including through the TSX or any other trading market in Canada. See “Plan of Distribution” beginning on page S-7 of this prospectus supplement.

The date of this prospectus supplement is March 15, 2024.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relate to the sale of our common shares registered for sale under our Registration Statement on Form S-3 (File no. 333-275452) dated December 15, 2023 (the “Registration Statement”) filed with the Securities Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf registration process, the selling stockholder may, from time to time, offer and sell the common shares described in this prospectus in one or more offerings through any means described in the section entitled “Plan of Distribution.”

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common share offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were effective only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Neither we nor the selling stockholder have authorized anyone to provide information different from that contained in this prospectus supplement and the accompanying prospectus, including any free writing prospectus that we have authorized for use in this offering. When you make a decision about whether to invest in our common shares, you should not rely upon any information other than the information in this prospectus supplement or the accompanying prospectus, including any free writing prospectus that we have authorized for use in this offering. Neither the delivery of this prospectus supplement or the accompanying prospectus, including any free writing prospectus that we have authorized for use in this offering, nor the sale of our common shares means that information contained in this prospectus supplement and the accompanying prospectus, including any free writing prospectus that we have authorized for use in this offering, is correct after their respective dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

The selling stockholder is offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

All references in this prospectus supplement and the accompanying prospectus to “Fennec,” the “Company,” “we,” “us,” “our,” or similar references refer to Fennec Pharmaceuticals Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are only parts of a Registration Statement on Form S-3 (File No. 333-275452) that we filed with the SEC under the Securities Act and do not contain all the information set forth in the Registration Statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the Registration Statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document.

We are a public company and file proxy statements, annual, quarterly and special reports and other information with the SEC. The Registration Statement, such reports and other information can be accessed electronically by means of the SEC’s home page on the internet (www.sec.gov).

We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports available through our website, free of charge, as soon as reasonably practicable after we file such material with, or furnish it to the SEC. Our website address is www.fennecpharma.com. We have included our website address in this prospectus supplement solely as an inactive textual reference. The information contained on, or that can be accessed through, our website is not part of this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the prospectus supplement and until the termination of this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2022;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023;

•	our Current Reports on Form 8-K filed with the SEC on January 25, 2023, January 31, 2023, April 4, 2023, June 7, 2023, June 13, 2023, August 4, 2023, August 7, 2023, December 6, 2023, and February 2, 2024; and

•	the description of our common shares set forth in our registration statement on Form 8-A filed with the SEC on September 11, 2017, including any amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from the Corporate Secretary, Fennec Pharmaceuticals Inc., PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, North Carolina 27709. You may also contact the Corporate Secretary at (919) 636-4530.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may concern possible or anticipated future results of operations or business developments. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “may”, “should”, variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential, regulatory environment, sales and marketing strategies, capital resources, operating performance, or sales of common shares pursuant to this offering. Forward-looking statements include, but are not limited to, statements about:

•	our efforts to pursue collaborations with other companies and third parties;
•	our ability to maintain regulatory approval of our sole product, PEDMARK® (known as PEDMARQSI® in the European Union);
•	the benefits of the use of PEDMARK®;
•	our ability to successfully commercialize PEDMARK®;
•	the rate and degree of market acceptance of PEDMARK®;
•	our ability to maintain, or recognize the anticipated benefits of, orphan drug designation for PEDMARK®;
•	our ability to protect our intellectual property;
•	our corporate and development strategies;
•	our expected results of operations;
•	our anticipated levels of expenditures;
•	the nature and scope of potential markets for PEDMARK®; and
•	our ability to attract and retain key employees.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and we assume no responsibility to update any forward-looking statements except as required by law. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements should be evaluated together with the many uncertainties that affect our business and our market, particularly those discussed under the “Risk Factors” section of this prospectus supplement and under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (“2022 Annual Report”), and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q, as such factors may be updated from time to time in our periodic filings with the SEC (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus supplement.

S-iv

SUMMARY

This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in our common shares. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the risk factors, financial data and related notes, before making an investment decision.

Company Overview

We are a corporation existing under the laws of British Columbia. We are a commercial-stage biopharmaceutical company focused on our only product, PEDMARK®. On September 20, 2022, we received approval from the U.S. Food and Drug Administration (“FDA”) for PEDMARK® (sodium thiosulfate injection) to reduce the risk of ototoxicity associated with cisplatin in pediatric patients one month of age and older with localized, non-metastatic solid tumors. This approval makes PEDMARK®  the first and only treatment approved by the FDA in this area of unmet medical need. On October 17, 2022, we announced commercial availability of PEDMARK®  in the U.S. In addition, in January 2023, PEDMARK® was included in the National Comprehensive Cancer Network (NCCN) clinical practice guidelines for Adolescent and Young Adult (AYA) Oncology with a category 2A recommendation.

In June 2023, we received European Commission Marketing Authorization for PEDMARQSI® (known as PEDMARK® in the U.S.). Further, the decision included the receipt of a Pediatric Use Marketing Authorization (“PUMA”) in the European Union (“EU”) with up to 10 years of data and market protection. We are currently preparing for an EU launch of PEDMARQSI® in 2024.

In the U.S., we sell PEDMARK® through an experienced field force including Regional Pediatric Oncology Specialists and medical science liaisons who are helping to educate the medical communities and patients about cisplatin induced ototoxicity and our programs supporting patient access to PEDMARK®. Now that we have obtained applicable regulatory approval to sell PEDMARK® in the U.S. and authorization from the European Commission Marketing Authorization for PEDMARQSI® in the EU, we recognize there may still be a need to establish collaborations that provide us with up-front payments, licensing fees, milestone payments, royalties, or other revenue.

During the three and nine months ended September 30, 2023, we incurred a loss from operations of $1.0 million and $11.0 million, respectively. At September 30, 2023, we had an accumulated deficit of $216.6 million and had experienced negative cash flows from operating activities during the nine months ended September 30, 2023 in the amount of $12.3 million.

Our principal executive offices are located at PO BOX 13628, 68 TW Alexander Drive, Research Triangle Park, NC 27709. Our telephone number is (919) 636-4530. Our website is www.fennecpharma.com. The information contained on, or that can be accessed through, our website is not part of this prospectus supplement.

The Offering

Securities Offered by the Selling Stockholder	760,456 common shares issuable upon the potential conversion of the Third Closing Note.

Terms of Offering	The selling stockholder will determine when and how it will sell common shares offered pursuant to this prospectus. See “Plan of Distribution.”

Common shares to be outstanding after this offering (1)	27,800,762 common shares (assuming the conversion in full of the Third Closing Note).

Use of Proceeds	We will not receive any of the proceeds from the sale of common shares being offered under this prospectus supplement.

Risk Factors	Before deciding to invest in our common shares, you should read carefully the risks set forth under the heading “Risk Factors” beginning on page S-3 of this prospectus supplement, and the risk factors set forth under the heading “Item 1A. Risk Factors” of our 2022 Annual Report, as well as any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, in addition to the other information contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein for certain considerations relevant to an investment in our common shares.

Exchange Listings	Our common shares are listed on the Nasdaq Capital Market under the symbol “FENC” and on the Toronto Stock Exchange under the symbol “FRX.” On March 12, 2024, the last reported sale price of our common shares on the Nasdaq Capital Market was $9.72 per share.

(1) The number of common shares to be outstanding after this offering is based on 27,040,306 common shares issued and outstanding on March 9, 2024 and excludes as of that date the following:

•	4,786,785 common shares issuable upon the exercise of outstanding options having a weighted average exercise price of $6.28 per share;
•	150,126 common shares issuable upon the exercise of outstanding warrants having an exercise price of $7.71 per share; and
•	1,973,291 additional common shares reserved for issuance under our stock option plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or the outstanding warrants described above.

RISK FACTORS

Investing in our common shares involves risks. In deciding whether to invest in our common shares, you should carefully consider the following risk factors and the risk factors included in our 2022 Annual Report, as well as any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, in addition to the other information contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein. The risks and uncertainties described below and in our other filings with the SEC are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of these risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of our common shares and your investment could decline. See “Forward-Looking Statements.”

Additional Risks Related to this Offering

Sales of substantial amounts of our common shares by the selling stockholder, or the perception that these sales could occur, could adversely affect the price of our common shares.

We are registering the offer and sale of the common shares covered by this prospectus supplement to satisfy the registration rights we granted to the selling stockholder pursuant to the SPA, so that the common shares may be offered for sale into the public market by the selling stockholder. The number of common shares covered by this prospectus supplement is significant in relation to our historical trading volume. The sale by the selling stockholder of all or a significant portion of the common shares covered by this prospectus supplement could have a material adverse effect on the market price of our common shares. In addition, the perception in the public markets that the selling stockholder might sell all of a portion of the common shares covered by this prospectus supplement could also, in and of itself, have a material adverse effect on the market price of our common shares.

The conversion of the Convertible Notes could substantially dilute your investment.

Under the terms of the Convertible Notes, the selling stockholder has an opportunity to profit from a rise in the market price of our common shares that, upon conversion of the Convertible Notes, could result in dilution to the other holders of our common shares.

We would have to pay liquidated damages if we fail to meet our registration rights obligations to the selling stockholder, which would increase our expenses and reduce our cash resources.

Pursuant to the terms of the SPA, subject to certain limited exceptions, if we fail to maintain the effectiveness of the Registration Statement of which this prospectus supplement forms a part (subject to certain allowable grace periods), we will be required to pay the selling stockholder liquidated damages until the applicable event is cured. There can be no assurance that the Registration Statement of which this prospectus supplement forms a part will remain effective for the time periods necessary to avoid payment of liquidated damages. Any payment of liquidated damages would increase our expenses, reduce our cash resources and could materially adversely affect our operations.

Future sales or issuances of our common shares may dilute the ownership interest of existing shareholders and depress the trading price of our common shares.

We cannot predict the effect, if any, that future sales of our common shares, or the availability of our common shares for future sale, will have on the market price of our common shares. Future sales or issuances of our common shares may dilute the ownership interests of our existing shareholders, including purchasers of common shares in this offering. In addition, future sales or issuances of substantial amounts of our common shares may be at prices below the offering price of the shares offered by this prospectus and may adversely impact the market price of our common shares and the terms upon which we may obtain additional equity financing in the future. The perception that such sales or issuances may occur could also negatively impact the market price of our common shares.

USE OF PROCEEDS

All of the common shares offered by this prospectus are being registered for the account of the selling stockholder. We are not offering for sale any shares of our common stock pursuant to this prospectus and we will not receive any proceeds from the resale of the shares of our common stock offered by this prospectus. We have agreed to pay all costs, expenses and fees relating to the registration of common shares covered by this prospectus. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale of the common shares.

SELLING STOCKHOLDER

Pursuant to the terms of the SPA that we entered into with the selling stockholder, we may issue up to $45 million in Convertible Notes to the selling stockholder, issuable in multiple tranches on terms and subject to various conditions set forth in the SPA. We previously closed on an initial tranche of $5 million on August 19, 2022 (convertible at a price equal to $8.11 per share) and a second tranche of $20 million on September 23, 2022 (convertible at a price equal to $7.89 per share).

We also issued warrants to purchase our common shares (“Warrants”) to the selling stockholder as payment of our commitment fee under the SPA. The Warrants grant the selling stockholder the right to purchase up to 110,996 shares of our common shares at a price of $8.11 per share. The Warrants expire on August 19, 2027 as to 55,498 shares and September 23, 2027 as to the remaining 55,498 shares. The selling stockholder has the option to exercise the Warrants for cash or on a cashless basis.

On December 4, 2023, we closed a third tranche under the SPA in the amount of $5 million and issued the selling stockholder the Third Closing Note. The Third Closing Note is convertible at a price equal to $7.89 per share, calculated as a 20% premium of the 5-day volume weighted average price of our common shares as traded on the Nasdaq Capital Market immediately prior to September 20, 2022, which was the date we obtained FDA approval of PEDMARK®.

Also on December 4, 2023, we entered into a First Amendment to the Securities Purchase Agreement with the selling stockholder, which, among other things, extends the period that we may draw the remaining $15 million under the SPA from December 31, 2023 to December 31, 2024. Subsequent draws are subject to mutual agreement by the selling stockholder and us and will be represented by Convertible Notes that will also be convertible at a price equal to $7.89 per share.

The SPA grants the selling stockholder certain customary registration rights, pursuant to which we filed this prospectus supplement.

As with the other Convertible Notes, the Third Closing Note is secured by a first priority security interest in substantially all of our assets. Unless earlier converted or redeemed, the Third Closing Note will mature on August 19, 2027.

The Third Closing Note accrues interest at a rate equal to the greater of (a) US Prime Rate or (b) three and one-half percent (3.5%), plus the applicable margin of four and one-half percent (4.5%) on the outstanding balance of the Third Closing Note, payable quarterly on the first business day of each calendar quarter. For the first twelve (12) months following the respective closing date for The Third Closing Note, all of the outstanding balance of the Third Closing Note will be paid-in-kind.

Prior to the maturity, a holder of the Third Closing Note will have the right to convert the principal and any accrued but unpaid interest into our common shares at a conversion price of $7.89 per share, subject to certain adjustments as set forth in the Third Closing Note.

At any time after August 19, 2025, the Company has the right to redeem all, but not less than all, of the outstanding Convertible Notes for cash prior to the maturity date, at a redemption premium on such amount as follows: (a) prior to August 19, 2026, 110%; and (b) after August 19, 2026 but on or prior to August 19, 2027, 107.5% (the “Redemption Premium”).

Upon the occurrence of certain events of default as set forth in the Convertible Notes (other than events of default relating to bankruptcy, insolvency, reorganization or liquidation proceedings) or a change of control, a holder of the Convertible Notes may require us to redeem all or any portion of its Convertible Notes at the applicable Redemption Premium. If certain events of default relating to bankruptcy, insolvency, reorganization or liquidation proceedings occur, all outstanding principal and accrued and unpaid interest (plus any accrued and unpaid late charges) will automatically become due and payable at the applicable Redemption Premium.

When we refer to the “selling stockholder” in this prospectus supplement, we mean the entity listed in the table below, its permitted transferees and others who later come to hold any of the selling stockholder’s interest in the common shares other than through a public sale. Pursuant to the registration rights provisions of the SPA, the number of common shares shown in the table below as being offered for resale by the selling stockholder under this prospectus supplement is calculated based on 120% of the total number of common shares issuable upon the conversion in full of the original principal amount of the Third Closing Note.

The table below sets forth, to our knowledge based on information supplied to us by the selling stockholder, the number of common shares beneficially owned by the selling stockholder prior to this offering, the maximum number of common shares to be offered for resale by the selling stockholder pursuant to this prospectus supplement, and the number of common shares that will be beneficially owned by the selling stockholder after completion of this offering, in each case without regard to any limitation on the conversion of the Convertible Notes or exercise of the Warrants.

Under the terms of the Convertible Notes and the Warrants, the selling stockholder may not convert the Convertible Notes or exercise the Warrants to the extent such conversion or exercise would result in the selling stockholder, together with its affiliates and attribution parties, beneficially owning a number of common shares that would exceed 4.99% of our then outstanding common shares following such conversion or exercise, excluding for purposes of such determination common shares issuable upon conversion of Convertible Notes or exercise of Warrants which have not been converted or exercised. The table below does not reflect this beneficial ownership limitation. The selling stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

The percentages of beneficial ownership in the table below is based on 27,040,306 of our common shares outstanding as of March 9, 2024. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes any shares as to which the selling stockholder has sole or shared voting power or investment power, and also any shares which the selling stockholder has the right to acquire within 60 days of March 9, 2024, whether through the exercise or conversion of any stock option, convertible security, warrant or other right.

	Prior to Offering			After Offering
Name	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Number of Shares Offered (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Petrichor Opportunities Fund I LP (2)	3,896,086 (3)	12.59%	760,456	3,135,630	10.14%

(1) Calculated based on 120% of the total number of common shares issuable upon the conversion in full of the original principal amount of the Third Closing Note.

(2) Petrichor Opportunities Fund I LP and its general partner, Petrichor Opportunities Fund I GP LLC, have retained Petrichor Healthcare Capital Management LP to manage the investment program of Petrichor Opportunities Fund I LP. In that capacity, Petrichor Healthcare Capital Management LP exercises investment discretion and voting control over our securities held by Petrichor Opportunities Fund I LP. The address for this beneficial owner is 220 East 42nd Street, 37th Floor, New York, NY 10017. By virtue of his control over Petrichor Healthcare Capital Management LP, Tadd S. Wessel may be deemed to share voting and investment power over our securities owned by Petrichor Opportunities Fund I LP and he expressly disclaims beneficial ownership of the shares owned by Petrichor Opportunities Fund I LP.

(3) Ownership prior to the offering represents (i) 3,151,377 common shares issuable upon the conversion of $25 million in principal amount of Convertible Notes previously issued under the SPA (subject to a beneficial ownership limitation of 4.99% of our outstanding common shares, which limitation is not reflected in the table above), (ii) 110,996 common shares issuable upon the exercise of the Warrants (subject to a beneficial ownership limitation of 4.99% of our outstanding common shares, which limitation is not reflected in the table above), and (iii) 633,713 common shares issuable upon the conversion of the principal amount of the Third Closing Note (subject to a beneficial ownership limitation of 4.99% of our outstanding common shares, which limitation is not reflected in the table above).

PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, sell any or all of the common shares covered by this prospectus supplement on Nasdaq or any other stock exchange, market or trading facility in the United States on which the common shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling the common shares:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through a broker-dealer that agrees with the selling stockholder to sell a specified number of the common shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of common shares, from the purchaser) in amounts to be negotiated.

In connection with the sale of the common shares or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling stockholder may also sell common shares short and deliver the common shares covered by this prospectus supplement to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell the common shares. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus supplement, which common shares such broker-dealer or other financial institution may resell pursuant to this prospectus supplement (as supplemented or amended to reflect such transaction).

We are required to pay certain fees and expenses incurred by us incident to the registration of the common shares. We have also agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholder may be deemed to be statutory underwriters under the Securities Act. In addition, any broker-dealers who act in connection with the sale of the common shares under this prospectus supplement may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the common shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it may be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

The selling stockholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

We agreed to keep this prospectus supplement effective with respect to the common shares offered by the selling stockholder hereunder until the earlier of the selling stockholder’s sale of the common shares pursuant to this prospectus supplement or until such shares may be sold without restrictions or other limitations (including, without limitation, volume restrictions) pursuant to Rule 144 (or any successor provision) under the Securities Act and without the need for current public information required by Rule 144(c)(1).

We will make copies of this prospectus supplement available to the selling stockholder and have informed it of the need to deliver a copy of this prospectus supplement to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that the selling stockholder will sell any or all of the common shares registered pursuant to the registration statement of which this prospectus supplement forms a part.

We are not aware of any plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of common shares by the selling stockholder.

We will pay all expenses incident to the preparation and filing of the registration statement of which this prospectus supplement forms a part, estimated to be $50,000. These expenses include accounting and legal fees in connection with the preparation of the registration statement, legal and other fees in connection with the qualification of the sale of the common shares under the laws of certain states (if any), registration and filing fees, and other expenses.

No securities covered by this prospectus supplement will be offered or sold in Canada, including through the TSX or any other trading market in Canada, or to or from persons resident in any Province or Territory of Canada or to or from any person acquiring such securities for the benefit of another person resident in any Province or Territory of Canada.

MATERIAL UNITED STATES AND CANADIAN TAX

CONSEQUENCES OF THIS OFFERING

Material U.S. Federal Income Tax Considerations

The following summary describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) of acquiring, owning, and disposing of our common shares acquired pursuant to this prospectus supplement, subject to the qualifications set forth herein.

General

Tax Consequences Not Addressed

This summary does not address all potential U.S. federal income tax considerations that may be relevant to a particular U.S. Holder. In addition, this summary does not take into account the individual facts and circumstances that may affect the U.S. federal income tax consequences to a particular U.S. Holder, including specific tax consequences under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address any U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax considerations, and does not discuss tax reporting requirements that may be applicable to any particular U.S. Holder. Each prospective investor should consult a professional tax advisor with respect to the U.S. federal income, U.S. alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of acquiring, owning, and disposing of our common shares.

Authorities

This summary is based upon the provisions of the United States Internal Revenue Code (the “Code”), the United States Treasury Regulations (whether final, temporary, or proposed) promulgated thereunder, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and administrative rulings and judicial decisions interpreting the Code and the United States Treasury Regulations, all as currently in effect, and all subject to differing interpretations or change, possibly on a retroactive basis. We have not sought, and will not seek, a ruling from the IRS regarding any matter discussed herein, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position that is different from, and contrary to, the positions taken in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common shares acquired pursuant to this prospectus supplement that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (as determined under U.S. federal income tax rules);

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.

An individual may be a resident for U.S. federal income tax purposes in any calendar year if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

Non-U.S. Holders Not Addressed

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of common shares that is not a U.S. Holder and is not a partnership for U.S. federal income tax purposes. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders of acquiring, owning, and disposing of common shares. Each non-U.S. Holder investor should consult a professional tax advisor with respect to the U.S. federal income, U.S. alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of acquiring, owning, and disposing of our common shares.

Certain U.S. Holders Not Addressed

This summary does not address the U.S. federal income tax considerations applicable U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that:

•	are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies;

•	are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method;

•	have a “functional currency” other than the U.S. dollar;

•	own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

•	acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services;

•	hold common shares other than as a capital asset within the meaning of section 1221 of the Code (generally, property held for investment purposes);

•	are partnerships or other “pass-through” entities for U.S. federal income tax purposes (or investors in such partnerships or entities);

•	own, have owned, or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of your company;

•	are U.S. expatriates who are former citizens or long-term residents of the United States;

•	have been, are, or will be residents or deemed to be residents in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”);

•	use or hold, will use or hold, or that are or will be deemed to use or hold common shares in connection with carrying on a business in Canada;

•	are persons whose common shares constitute “taxable Canadian property” under the Tax Act; or

•	have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.

U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of acquiring, owning, and disposing of our common shares.

The following summary is not a substitute for careful tax planning and advice. U.S. Holders of common shares are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of the issues discussed herein, in light of their particular circumstances, as well as any considerations arising under the laws of any foreign, state, local, or other taxing jurisdiction.

General Rules Applicable to the Ownership and Disposition of Common Shares

The following discussion describes the general rules applicable to the ownership and disposition of the common shares but is subject in its entirety to the special rules described below under the headings entitled “Tax Consequences if We Are a Passive Foreign Investment Company” and “Tax Consequences if We are a Controlled Foreign Corporation.”

Distributions on Common Shares

The gross amount of any distribution (including amounts, if any, withheld in respect of Canadian withholding tax) actually or constructively received by a U.S. Holder with respect to our common shares will be taxable to the U.S. Holder as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions to a U.S. Holder in excess of earnings and profits will be treated first as a return of capital that reduces a U.S. Holder’s tax basis in such common shares (thereby increasing the amount of gain or decreasing the amount of loss that a U.S. Holder would recognize on a subsequent disposition of our common shares), and then as gain from the sale or exchange of such common shares (see “Sale or Other Taxable Disposition of Our Common Shares”). The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution. In the event we make distributions to holders of common shares, we may or may not calculate our earnings and profits under U.S. federal income tax principles. If we do not do so, any distribution may be required to be regarded as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain. The amount of the dividend will generally be treated as foreign-source dividend income to U.S. Holders.

Non-corporate U.S. Holders, including individuals, will generally be eligible for the preferential U.S. federal rate on “qualified dividend income,” provided that we are a “qualified foreign corporation,” the stock on which the dividend is paid is held for a minimum holding period, and other requirements are satisfied. A “qualified foreign corporation” includes a foreign corporation that is not a passive foreign investment company (“PFIC”) in the year of the distribution or in the prior taxable year and that is eligible for the benefits of an income tax treaty with the United States that contains an exchange of information provision and has been determined by the United States Treasury Department to be satisfactory for purposes of the legislation (such as the Canada-U.S. Tax Convention).

Distributions to U.S. Holders generally will not be eligible for the “dividends received deduction” generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Sale or Other Taxable Disposition of Our Common Shares

Upon the sale, exchange, or other taxable disposition of our common shares, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or other disposition and such U.S. Holder’s tax basis in such common shares sold or otherwise disposed of. If the U.S. holder receives Canadian dollars in the transaction, the amount realized will be the U.S. dollar value of the Canadian dollars received, which is determined for cash basis taxpayers on the settlement date for the transaction and for accrual basis taxpayers on the trade date (although accrual basis taxpayers can also elect the settlement date). A U.S. Holder’s tax basis in common shares generally will be such holder’s U.S. dollar cost for such common shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares have been held for more than one year.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a corporate U.S. Holder. Deductions for capital losses are subject to significant limitations under the Code. The gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Additional Medicare Tax on Net Investment Income

Certain U.S. Holders that are individuals, estates, or trusts (other than trusts that are exempt from tax) are subject to a tax of 3.8% on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes dividends on the common shares and net gains from the disposition of the common shares.

U.S. Holders that are individuals, estates, or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the common shares.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange, or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed below, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation (including constructive dividends) should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Information Reporting and Backup Withholding

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, certain U.S. Holders who hold certain “specified foreign financial assets” that exceed certain thresholds are required to report information relating to such assets. The definition of “specified foreign financial assets” generally includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions. Significant penalties may apply for failure to satisfy applicable reporting obligations.

Distributions paid with respect to common shares and proceeds from a sale, exchange, or redemption of common shares made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting to the IRS and possible U.S. backup withholding (at a rate of 28%). Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct U.S. taxpayer identification number and makes any other required certification on IRS Form W-9 or that is a corporation or other entity that is otherwise exempt from backup withholding. Each U.S. Holder should consult its own tax advisors regarding the application of the U.S. information reporting and backup withholding rules. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. U.S. Holders should consult with their own tax advisors regarding their reporting obligations, if any, as a result of their acquisition, ownership, or disposition of our common shares.

Tax Consequences if We are a Passive Foreign Investment Company

A foreign corporation generally will be treated as a PFIC if, after applying certain “look-through” rules, either (i) 75% or more of its gross income is passive income or (ii) 50% or more of the average value of its assets is attributable to assets that produce or are held to produce passive income. Passive income for this purpose generally includes dividends, interest, rents, royalties and gains from securities and commodities transactions. The look-through rules require a foreign corporation that owns at least 25% by value of the stock of another corporation to treat a proportionate amount of assets and income as held or received directly by the foreign corporation.

We have not made the analysis necessary to determine whether or not we are currently a PFIC or whether we have ever been a PFIC. There can be no assurance that we are not, have never been or will not in the future be a PFIC. If we were to be treated as a PFIC, any gain recognized by a U.S. shareholder upon the sale (or certain other dispositions) of our common shares (or the receipt of certain distributions) generally would be treated as ordinary income, and a U.S. shareholder may be required, in certain circumstances, to pay an interest charge together with tax calculated at maximum rates on certain “excess distributions,” including any gain on the sale or certain dispositions of our common shares. In order to avoid this tax consequence, a U.S. shareholder (i) may be permitted to make a “qualified electing fund” election, in which case, in lieu of such treatment, such shareholder would be required to include in its taxable income certain undistributed amounts of our income or (ii) may elect to mark-to-market our common shares and recognize ordinary income (or possible ordinary loss) each year with respect to such investment and on the sale or other disposition of the common shares. Additionally, if we are deemed to be a PFIC, a U.S. shareholder who acquires our common shares from a decedent will be denied the normally available step-up in tax basis to fair market value for the common shares at the date of the death and instead will have a tax basis equal to the decedent’s tax basis if lower than fair market value. Neither we nor our advisors have the duty to or will undertake to inform U.S. shareholders of changes in circumstances that would cause us to become a PFIC. U.S. shareholders should consult their own tax advisors regarding the application of the PFIC rules including eligibility for and the manner and advisability of making certain elections in the event we are determined to be a PFIC at any point in time after the date of this prospectus supplement. We intend to take the action necessary for a U.S. shareholder to make a “qualified electing fund” election in the event we are a PFIC.

Further, excess distributions treated as dividends, gains treated as excess distributions and mark-to-market inclusions and deductions, all under the PFIC rules discussed above, are all included in the calculation of net investment income for purposes of the 3.8% tax described above under the subheading entitled “Additional Medicare Tax on Net Investment Income”. United States Treasury Regulations provide, subject to the election described in the following paragraph, that solely for purposes of this additional tax, distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax. Additionally, to determine the amount of any capital gain from the sale or other taxable disposition of common shares that will be subject to the additional tax on net investment income, a U.S. Holder who has made a “qualified electing fund” election will be required to recalculate its basis in the common shares excluding basis adjustments resulting from the “qualified electing fund” election. Alternatively, a U.S. Holder may make an election which will be effective with respect to all interests in a PFIC for which a “qualified electing fund” election has been made and which is held in that year or acquired in future years. Under this election, a U.S. Holder pays the additional 3.8% tax on income inclusions resulting from the “qualified electing fund” election and on gains calculated after giving effect to related tax basis adjustments.

Tax Consequences if We are a Controlled Foreign Corporation

A foreign corporation will be treated as a “controlled foreign corporation” (“CFC”) for U.S. federal income tax purposes if, on any day during the taxable year of such foreign corporation, more than 50% of the equity interests in such corporation, measured by reference to the combined voting power or value of the equity of the corporation, is owned directly or by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code by United States Shareholders. For this purpose, a “United States Shareholder” is any United States person that possesses directly, or by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code, 10% or more of the combined voting power of all classes of equity in such corporation or 10% or more of the total value of shares of all classes in such corporation. If a foreign corporation is a CFC on any day during any taxable year, each United States Shareholder of our Company who owns, directly or indirectly, our common shares on the last day of the taxable year on which we are a CFC will be required to include in its gross income for United States federal income tax purposes its pro rata share of our “Subpart F income,” even if the Subpart F income is not distributed. Subpart F income generally includes passive income but also includes certain related party sales, manufacturing and services income.

In addition to the inclusion of “Subpart F income” of a CFC in the gross income of a United States Shareholder, there may be exposure to an additional tax under the recently enacted Global Intangible Low Tax Income regime (“GILTI”). Specifically, the GILTI rules impose an annual minimum tax on U.S. Holders of their share of GILTI income generated through CFCs. This GILTI income very generally equals a CFC’s income over a 10% return on the CFCs tangible depreciable trade or business assets. The GILTI tax is 10.5% (until 2026 and 13.12% for tax years after) on U.S. Holders who are C corporations, as they are entitled to a 50% deduction (37.5% after 2025) of the GILTI income as well as a reduced foreign tax credit on foreign taxes paid on the GILTI income. U.S. Holders who are individuals, estates or trusts may pay substantially more tax on GILTI income, as they are subject to ordinary tax rates (ranging from 10% to 37% plus the net investment income tax of 3.8%). Such U.S. Holders are not entitled to a deduction on GILTI income or a reduced foreign tax credit. There is, however, an election available to such U.S. Holders to mitigate the tax impact.

If we are a CFC, the PFIC rules set forth above, even if we are otherwise considered to be a PFIC, will not be applicable.

United States persons who might, directly, indirectly or constructively, acquire 10% or more of our common shares, and therefore might be a United States Shareholder, should consider the possible application of the CFC rules and GILTI rules and consult a tax advisor with respect to such matters.

Material Canadian Federal Income Tax Considerations

Non-Residents of Canada

The following portion of the summary is generally applicable to a U.S. Holder. Special rules, which are not discussed in this summary, may apply to a U.S. Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Disposition of Common Shares

Upon the disposition by a U.S. Holder of common shares in our Company, the U.S. Holder will not be subject to tax under the Tax Act in respect of any capital gain realized unless the common shares disposed of constitute “taxable Canadian property” of the U.S. Holder and the U.S. Holder is not entitled to relief under an applicable tax treaty or convention. Common shares will generally not constitute “taxable Canadian property” of such U.S. Holder unless at any time in the preceding 60 months both of the following statements were true: (a) the U.S. Holder, together with either (i) persons with whom the U.S. Holder does not deal at arm’s length or (ii) partnerships in which the U.S. Holder or a person in (a) directly or indirectly hold membership interests, held shares and/or rights to acquire shares representing 25% or more of the issued shares of any class of our capital stock; and (b) more than 50% of the fair market value of our common stock was derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (i) to (iii).

U.S. Holders whose common shares constitute “taxable Canadian property” should consult their own tax advisors for advice having regard to their particular circumstances.

Dividends Paid on Common Shares

Dividends paid, credited or deemed to have been paid or credited on our common shares held by a U.S. Holder will be subject to a Canadian withholding tax under the Tax Act at a rate of 25% of the gross amount of the dividends, subject to reduction by any applicable tax convention. Under the tax convention between Canada and the United States (the “Tax Treaty”), the rate of withholding tax on dividends generally applicable to U.S. Holders who beneficially own the dividends is reduced to 15%. In the case of U.S. Holders that are corporations that beneficially own at least 10% of our voting shares, the rate of withholding tax on dividends generally is reduced to 5%. So-called “fiscally transparent” entities, such as United States limited liability companies, or LLCs, are not entitled to rely on the terms of the Tax Treaty, however a member of such entity will be considered to have received the dividend directly and to benefit from the reduced rates under the Tax Treaty, where the member is considered under U.S. taxation law to have derived the dividend through that entity and by reason of the entity being a fiscally transparent entity, the treatment of the dividend is the same as its treatment would be if the amount had been derived directly by the member. Members of such entities are regarded as holding their proportionate share of our common shares held by the entity for the purposes of the Tax Treaty.

LEGAL MATTERS

The validity of the common shares being offered by this prospectus supplement will be passed on for us by LaBarge Weinstein LLP, Ottawa, Ontario.

EXPERTS

The consolidated financial statements of Fennec Pharmaceuticals Inc. as of December 31, 2022 and 2021, and for each of the years then ended, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, have been audited by Haskell & White LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

FENNEC PHARMACEUTICALS INC.

Up to 760,456 of Common Shares

PROSPECTUS SUPPLEMENT

March 15, 2024

REGISTRATION NO.: 333-275452

PROSPECTUS

$90,000,000
Common Shares

Fennec Pharmaceuticals Inc. may offer from time to time up to an aggregate of $90,000,000 of common shares in one or more offerings.

This prospectus describes the general manner in which these securities may be offered and sold. If necessary, the specific manner in which these securities may be offered and sold will be described in a supplement to this prospectus.

Our common shares are listed on The Nasdaq Capital Market (“NASDAQ”) under the symbol “FENC” and on the Toronto Stock Exchange (“TSX”) under the symbol “FRX.”. The last reported sale price of our common shares on NASDAQ on November 6, 2023, was $7.96 per share.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” below.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2023

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents. You should read all information supplementing this prospectus.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we may offer from time to time up to an aggregate of $90,000,000 of common shares in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to a particular offering. For the securities being sold, the prospectus supplement will include the names of the underwriters, dealers or agents, if any, their compensation, the terms of the offering, and the net proceeds to the Company. The prospectus supplement may also contain additional information about certain United States federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

Unless the context suggests otherwise, references in this prospectus to “Fennec Pharmaceuticals,” the “Company,” “we,” “us” and “our” refer to Fennec Pharmaceuticals Inc. and its consolidated subsidiaries.

(i)

FORWARD LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may concern possible or anticipated future results of operations or business developments. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “may”, “should”, variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential, regulatory environment, sales and marketing strategies, capital resources, operating performance, or sales of common shares pursuant to this offering. Forward-looking statements include, but are not limited to, statements about:

•	our expectations regarding the use of our existing capital resources and any proceeds we may receive from the sale of common shares offered under this prospectus;
•	our efforts to pursue collaborations with other companies and third parties;
•	our ability to maintain regulatory approval of our sole product, PEDMARK® (known as PEDMARQSI® in the European Union);
•	the benefits of the use of PEDMARK®;
•	our ability to successfully commercialize PEDMARK®;
•	the rate and degree of market acceptance of PEDMARK®;
•	our ability to maintain, or recognize the anticipated benefits of, orphan drug designation for PEDMARK®;
•	our ability to protect our intellectual property;
•	our corporate and development strategies;
•	our expected results of operations;
•	our anticipated levels of expenditures;
•	the nature and scope of potential markets for PEDMARK®; and
•	our ability to attract and retain key employees.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and we assume no responsibility to update any forward-looking statements except as required by law. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements should be evaluated together with the many uncertainties that affect our business and our market, particularly those discussed under the “Risk Factors” section of this prospectus and any accompanying prospectus supplement and under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q, as such factors may be updated from time to time in our periodic filings with the SEC (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus.

FENNEC PHARMACEUTICALS INC.

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information”. Unless otherwise noted, the terms “Fennec Pharmaceuticals”, “the Company,” “we,” “us,” and “our” refer to Fennec Pharmaceuticals Inc. and its wholly-owned subsidiaries.

We are a corporation existing under the laws of British Columbia. We are a commercial-stage biopharmaceutical company focused on our only product, PEDMARK®. On September 20, 2022, we received approval from the U.S. Food and Drug Administration (“FDA”) for PEDMARK® (sodium thiosulfate injection) to reduce the risk of ototoxicity associated with cisplatin in pediatric patients one month of age and older with localized, non-metastatic solid tumors. This approval makes PEDMARK®  the first and only treatment approved by the FDA in this area of unmet medical need. On October 17, 2022, we announced commercial availability of PEDMARK®  in the U.S. In addition, in January 2023, PEDMARK was included in the National Comprehensive Cancer Network (NCCN) clinical practice guidelines for Adolescent and Young Adult (AYA) Oncology with a category 2A recommendation.

In June 2023, we received European Commission Marketing Authorization for PEDMARQSITM (known as PEDMARK® in the U.S.). Further, the decision included the receipt of a Pediatric Use Marketing Authorization (“PUMA”) in the European Union (“EU”) with up to 10 years of data and market protection. We are currently preparing for an EU launch of PEDMARQSITM in 2024.

In the U.S., we sell PEDMARK® through an experienced field force including Regional Pediatric Oncology Specialists and medical science liaisons who are helping to educate the medical communities and patients about cisplatin induced ototoxicity and our programs supporting patient access to PEDMARK®. Now that we have obtained applicable regulatory approval to sell PEDMARK® in the U. S. and authorization from the European Commission Marketing Authorization for PEDMARQSI

During the three and nine months ended September 30, 2023, we incurred a loss from operations of $1.0 million and $11.0 million, respectively. At September 30, 2023, we had an accumulated deficit of $216.6 million and had experienced negative cash flows from operating activities during the nine months ended September 30, 2023 in the amount of $12.3 million.

Our principal executive offices are located at PO BOX 13628, 68 TW Alexander Drive, Research Triangle Park, NC 27709. Our telephone number is (919) 636-4530. Our website is www.fennecpharma.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is only part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document.

We are a public company and file proxy statements, annual, quarterly and special reports and other information with the SEC. The registration statement, such reports and other information can be accessed electronically by means of the SEC’s home page on the internet (www.sec.gov).

We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports available through our website, free of charge, as soon as reasonably practicable after we file such material with, or furnish it to the SEC. Our website address is www.fennecpharma.com. We have included our website address in this prospectus supplement solely as an inactive textual reference. The information contained on, or that can be accessed through, our website is not part of this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the prospectus supplement and until the termination of this offering:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (filed with the SEC on March 29, 2023);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 (filed with the SEC on May 12, 2023), June 30, 2023 (filed with the SEC on August 7, 2023), and September 30, 2023 (filed with the SEC on November 9, 2023);

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023;

•	our Current Reports on Form 8-K filed with the SEC on June 13, 2023, August 4, 2023, and August 7, 2023; and

•	the description of our common shares set forth in our registration statement on Form 8-A filed with the SEC on September 11, 2017, including any amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from the Corporate Secretary, Fennec Pharmaceuticals Inc., PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, North Carolina 27709. You may also contact the Corporate Secretary at (919) 636-4530.

RISK FACTORS

Investing in our common shares involves risks. In deciding whether to invest in our common shares, you should carefully consider the risk factors included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2022, as well as any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, in addition to the other information contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein. The risks and uncertainties described in our filings with the SEC are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of these risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of our common shares and your investment could decline. See “Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from this offering for the continuation of commercialization efforts of PEDMARK® in the United States, preparation for commercialization of PEDMARK® outside of the United States, and general corporate purposes. We have not allocated the proceeds to these purposes as of the date of this prospectus. Allocation of the proceeds of a particular series of securities, or the principal reasons for the offering, if no allocation has been made, will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Incorporation and our Bylaws, each of which may be further amended from time to time and both of which are incorporated herein by reference.

General

As of November 6, 2023, our authorized capital stock consists of an unlimited number of common shares, no par value per share, of which 26,709,469 common shares were issued and outstanding as of that date.

Common Shares

Pursuant to our Notice of Articles and Articles, as amended, we are authorized to issue an unlimited number of common shares, no par value. Each holder of a Share is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. We have not provided for cumulative voting for the election of directors in our Notice of Articles or Articles, as amended. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The holders of outstanding our common shares are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

Holders of common shares have no preemptive subscription, redemption or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, the holders of common shares are entitled to share in all assets remaining after payment of all liabilities. The rights of the holders of our common shares are subject to, and may be adversely affected by, the rights of holders of shares of any preferred stock that we may designate and issue in the future. Each outstanding common share is, and all common shares to be issued in this offering, when they are paid for, will be fully paid and non-assessable.

Computershare is the transfer agent for our common shares.

Our common shares are listed on the NASDAQ Capital Market under the symbol “FENC”.

Exchange Controls, Restrictions on Voting or Ownership

There is currently no law, governmental decree or regulation in Canada that restricts the export or import of capital, or which would affect the remittance of dividends, interest or other payments by us to a non-resident holder of our common shares, other than applicable tax requirements.

There is currently no limitation imposed by the laws of Canada or by our Notice of Articles or Articles on the right of a non-resident to hold or vote our common shares, other than those imposed by the Investment Canada Act and the Competition Act (Canada). These acts will generally not apply except where control of an existing Canadian business or company, which has Canadian assets or revenue over a certain threshold, is acquired and will not apply to trading generally of securities listed on a stock exchange. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to be of net benefit to Canada.

Shareholders’ Rights Plan

The Company adopted a shareholder rights plan agreement (the “Rights Plan”) on June 27, 2017. The Rights Plan was adopted to ensure, to the extent possible, that all of our shareholders are treated fairly and equally in connection with any take-over bid or other acquisition of control. Generally stated, the Rights Plan is designed to address this purpose by requiring any potential transaction that will result in a person (an “Acquiring Person”) owning, in the aggregate, 20% or more of our outstanding common shares (inclusive of any common shares held by the Acquirer, its associates and affiliates, and any person acting jointly or in concert with any of them (collectively, the “Acquirer Group”)) to be structured as a formal take-over bid that satisfies certain minimum requirements relating primarily to the manner in which the bid must be made, the minimum number of days the bid must remain open, and the minimum number of shares that must be acquired under the bid. Non-compliant transactions may, through the operation of the Rights Plan and the rights issued thereunder, result in the Acquirer Group’s common share position in us being substantially diluted. Consequentially, the Rights Plan incentivizes the Acquirer to structure its proposed transaction in a manner that complies with the minimum requirements prescribed by the Rights Plan, thereby helping fulfill the purpose of the Rights Plan. One right (a “Right”) is issued and attached to each common share. This includes all common shares issued as of the effective date of the Rights Plan and all common shares issued after the effective date of the Rights Plan but prior to the eighth trading day after the earlier of public announcement of a take-over bid (other than a take-over bid that is a permitted bid or a competing permitted bid, as the case may be, under the Rights Plan) or the date upon which a permitted bid or competing permitted bid under the Rights Plan ceases to be such, or such later date as may be determined by our board of directors.

CERTAIN ERISA MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the offered securities may, subject to certain legal restrictions, be held by (i) an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) that is subject to Title I of ERISA, (ii) a “plan” as defined in, and subject to, Section 4975 of the Code or (iii) a “benefit plan investor” within the meaning of Section 3(42) of ERISA. A fiduciary of any such employee benefit plan, plan, or benefit plan investor must determine that the purchase, holding and disposition of an interest in such offered security is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

PLAN OF DISTRIBUTION

We may from time to time offer and sell some or all of the securities covered by this prospectus. Registration of securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

The securities covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on the NASDAQ Capital Market (including through at the market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker/dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker/dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to the securities;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:

•	purchases of securities by a broker/dealer as principal and resales of the securities by the broker/dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker/dealer solicits purchasers on a best efforts basis.

No securities covered by this prospectus will be offered or sold in Canada, including through the TSX or any other trading market in Canada, or to or from persons resident in any Province or Territory of Canada or to or from any person acquiring such securities for the benefit of another person resident in any Province or Territory of Canada.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the Registration Statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus.

To the extent required, the applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the revised prospectus or prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that we must pay for solicitation of these contracts will be described in a revised prospectus or prospectus supplement.

In connection with the sale of the securities covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker/dealers or agents participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

We may agree to indemnify underwriters, broker/dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.

Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the securities may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

Some or all of the securities may be new issues of securities with no established trading market. Any underwriters that purchase the securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us LaBarge Weinstein LLP, Ottawa, Ontario. Underwriters, dealers or agents, if any, who we identify in a prospectus supplement may have their own counsel pass upon certain legal matters in connection with the common shares offered under this prospectus.

EXPERTS

The consolidated financial statements of Fennec Pharmaceuticals Inc. as of December 31, 2022 and 2021, and for each of the years then ended, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, have been audited by Haskell & White LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

FENNEC PHARMACEUTICALS INC.

$90,000,000

Common Shares

PROSPECTUS

December 15, 2023

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.